EXHIBIT 4.2

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN A SECURITIES PURCHASE AGREEMENT, DATED AS OF FEBRUARY 8, 2010, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.

WARRANT

to purchase

127,196

Shares of Common Stock

(or Non-Voting Common Stock, in certain circumstances in accordance herewith)

dated as of April 15, 2010

PRIMERICA, INC.

a Delaware Corporation

Issue Date: April 15, 2010

1.	Definitions. Unless the context otherwise requires, when used herein the following terms shall have the meanings indicated.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such first Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means, when used with respect to any Person, the possession, directly or indirectly, of the power to cause the direction of management or policies of such Person, whether through the ownership of voting securities by contract or otherwise.

“Applicable Price” means the average Market Price per share of outstanding Common Stock over the ten trading day period ending on the day prior to (A) with respect to any issuance or sale of any Common Stock, the date on which the Company first announces such issuance or sale or (B) with respect to any Pro Rata Repurchase, the date on which the Company first announces the price for any Pro Rata Repurchases, as applicable.

“Beneficially Own,” “Beneficial Owner” and “Beneficial Ownership” are defined in Rules 13d-3 and 13d-5 of the Exchange Act.

“Board” means the Board of Directors of the Company or any duly authorized committee thereof.

“Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires adoption by the Company’s stockholders.

“Business Day” means any day except Saturday, Sunday and any day that shall be a legal holiday or a day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

“Capital Stock” means (A) with respect to any Person that is a corporation or company, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and (B) with respect to any Person that is not a corporation or company, any and all partnership or other equity interests of such Person.

“Common Stock” means the Company’s common stock, par value $0.01 per share, and any Capital Stock for or into which such Common Stock hereafter is exchanged, converted, reclassified or recapitalized by the Company or pursuant to an agreement or Business Combination to which the Company is a party.

“Company” means Primerica, Inc., a Delaware corporation.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Excluded Stock” means shares of Common Stock (A) sold in connection with the Qualified IPO, (B) issued pursuant to the granting or exercise of employee or sales representative stock options or other stock incentives pursuant to the Incentive Plans (as defined in the Securities Purchase Agreement) or the issuance of stock pursuant to the Company’s employee or sales representatives stock purchase plan, in each case in the ordinary course of equity compensation awards, (C) issued as full or partial consideration for a Business Combination, (D) issued by the Company as a stock dividend payable in shares of Common Stock, or upon any subdivision or split-up of the outstanding shares of Capital Stock in each case which is subject to Section 13(B), (E) to be issued to employees, consultants, agents and advisors of the Company in transactions approved by the Board, (F) shares of Common Stock issued upon conversion of the Non-Voting Common Stock and (G) shares of Common Stock issued or sold to the holder of this Warrant or any affiliate thereof.

“Exercise Price” has the meaning given to it in Section 2.

“Expiration Time” has the meaning given to it in Section 3.

“Governmental Entities” means all governmental or regulatory federal, state, local and foreign authorities, agencies, courts, commissions or other entities, including any stock exchanges or other self-regulatory organizations.

“Group” means a group as contemplated by Section 13(d)(3) of the Exchange Act.

“Investor” means Warburg Pincus Private Equity X, L.P. and Warburg Pincus X Partners, L.P.

“Market Price” of the Common Stock (or other relevant capital stock or equity interest) on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock (or other relevant capital stock or equity interest) on the New York Stock Exchange on such date. If the Common Stock (or other relevant capital stock or equity interest) is not traded on the New York Stock Exchange on any date of determination, the Closing Price of the Common Stock (or other relevant capital stock or equity interest) on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or if the Common Stock (or other relevant capital stock or equity interest) is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock (or other relevant capital stock or equity interest) in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock (or other relevant capital stock or equity interest) on that date as determined by a nationally recognized independent investment banking firm retained by the Company for this purpose.

“Non-Voting Common Stock” means the Company’s non-voting common stock, par value $0.01 per share, and any Capital Stock for or into which such Non-Voting Common Stock hereafter is exchanged, converted, reclassified or recapitalized by the Company or pursuant to an agreement or Business Combination to which the Company is a party.

“Ordinary Cash Dividends” means a regular quarterly cash dividend out of surplus or net profits legally available therefor (determined in accordance with generally accepted accounting principles, consistently applied).

“Person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

“Pro Rata Repurchases” means any purchase of shares of Common Stock by the Company or any subsidiary thereof pursuant to any tender offer or exchange offer subject to Section 13(e) of the Exchange Act, or pursuant to any other offer to substantially all holders of Common Stock, whether for cash, shares of Capital Stock of the Company, other securities of the Company, evidences of indebtedness of the Company or any other Person or any other property (including, without limitation, shares of Capital Stock, other securities or evidences of indebtedness of a Subsidiary of the Company), or any combination thereof, effected while this Warrant is outstanding; provided, however, that “Pro Rata Repurchase” shall not include any purchase of shares by the Company or any Affiliate thereof made in accordance with the requirements of Rule 10b-18 as in effect under the Exchange Act. The “Effective Date” of a Pro Rata Repurchase shall mean the date of acceptance of shares for purchase or exchange under any tender or exchange offer which is a Pro Rata Repurchase or the date of purchase with respect to any Pro Rata Repurchase that is not a tender or exchange offer.

“Qualified IPO” shall have the meaning set forth in the Securities Purchase Agreement.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of April 7, 2010, by and among the Company, the Investor and Citigroup Insurance Holding Corporation.

“Securities Act” means the U.S. Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Securities Purchase Agreement” means the Securities Purchase Agreement, dated as of February 8, 2010, by and among Citigroup Insurance Holding Corporation, the Company and the Investor, including all schedules and exhibits thereto.

“Shares” is defined in Section 2.

“Subsidiary” of a Person means those corporations, companies, partnerships, associations and other Persons of which such Person owns or controls 51% or more of the outstanding equity securities either directly or through an unbroken chain of entities, as to each of which 51% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, that there shall not be included any such entity to the extent that the equity securities of such entity were acquired in satisfaction of a debt previously contracted in good faith or are owned or controlled in a bona fide fiduciary capacity.

“Voting Securities” means the Company’s then outstanding securities eligible to vote for the election of directors.

“Warrantholder” has the meaning given to it in Section 2.

“Warrant” means this Warrant.

2.	Number of Shares; Exercise Price. This certifies that, for value received, Warburg Pincus X Partners, L.P. or its registered assigns (the “Warrantholder”) is entitled, upon the terms and subject to the conditions hereinafter set forth, to acquire from the Company, in whole or in part, up to an aggregate of 127,196 fully paid and nonassessable shares of Common Stock, par value $0.01 per share (the “Shares”), of the Company, at a purchase price equal to $18.00 per Share (the “Exercise Price”) or to acquire from the Company shares of Non-Voting Common Stock in accordance with and in the circumstances set forth in Section 3(i). The number of Shares and the Exercise Price are subject to adjustment as provided herein, and all references to “Shares,” “Common Stock,” “Non-Voting Common Stock” and “Exercise Price” herein shall be deemed to include any such adjustment or series of adjustments.

3.	Exercise of Warrant; Term. To the extent permitted by applicable laws and regulations, including but not limited to the insurance laws of the State of New York and the

Commonwealth of Massachusetts, the right to purchase the Shares represented by this Warrant are exercisable, in whole or in part by the Warrantholder, at any time or from time to time after 9:00 a.m., New York City time, on the date hereof, but in no event later than 11:59 p.m., New York City time, on the seventh anniversary of the Closing Date (as defined in the Securities Purchase Agreement) (the “Expiration Time”), by (1) the surrender of this Warrant and Notice of Exercise annexed hereto, duly completed and executed on behalf of the Warrantholder, at the office of the Company in Duluth, Georgia (or such other office or agency of the Company in the United States as it may designate by notice in writing to the Warrantholder at the address of the Warrantholder appearing on the books of the Company), and (2) payment of the Exercise Price for the Shares thereby purchased at the election of the Warrantholder in one of the following manners:

(A)	by tendering in cash, by certified or bank cashier’s check payable to the order of the Company, or by wire transfer of immediately available funds to an account designated by the Company; or

(B)	by having the Company withhold shares of Common Stock or Non-Voting Common Stock issuable upon exercise of the Warrant equal in value to the aggregate Exercise Price as to which this Warrant is so exercised based on the Market Price of the Common Stock on the trading day immediately prior to the date on which this Warrant and the Notice of Exercise are delivered to the Company. For all purposes of this Warrant, the value of one share of Non-Voting Common Stock shall equal the value of one share of Common Stock.

If the Warrantholder does not exercise this Warrant in its entirety, the Warrantholder will be entitled to receive from the Company within a reasonable time, and in any event not exceeding three (3) Business Days, a new warrant in substantially identical form for the purchase of that number of Shares equal to the difference between the number of Shares subject to this Warrant and the number of Shares as to which this Warrant is so exercised.

(i)	In the event that the Warrantholder is the Investor or any of its Affiliates, the Warrantholder shall have the right to have all or a portion of the Warrant exercisable for shares of Non-Voting Common Stock instead of shares of Common Stock. Such substitution shall be on a one-for-one basis, so that the Warrantholder would receive one share of Non-Voting Common Stock for each share of Common Stock that it would otherwise be entitled to receive. In the event that the Warrantholder shall exercise this right, the Warrantholder shall provide written notice to the Company prior to the exercise of the Warrant, specifying the number of shares to be issued as Non-Voting Common Stock and the number of shares to be issued as Common Stock; provided that the sum of the shares of Non-Voting Common Stock and the shares of Common Stock shall not exceed the aggregate number of Shares specified in Section 2.

(ii)

Notwithstanding anything in this Warrant to the contrary, in the event that the exercise of the Warrant by the holder would cause the Investor and its controlled Affiliates to violate any Law or Section 3.6 of the Securities

Purchase Agreement, in each case as a result of the ownership of voting securities of the Company in excess of an applicable limitation, then this Warrant shall be exercised for (1) the maximum number of shares of Common Stock that would not violate such Law or Securities Purchase Agreement, as applicable (subject to the Investor’s right to substitute shares of Non-Voting Common Stock for Common Stock pursuant to clause (B) of this Section 3) and (2) in lieu of any additional shares of Common Stock that would have been issued but for such limitation, a number of shares of Non-Voting Common Stock equal to such additional shares.

4.	Issuance of Shares; Authorization; Listing. Certificates for Shares or shares of Non-Voting Common Stock issued upon exercise of this Warrant will be issued in such name or names as the Warrantholder may designate, provided, however, an issuance of shares to any Person other than the Warrantholder shall be deemed a Transfer for purposes of this warrant, and shall be effected only in compliance with Section 8 hereof. Such certificates will be delivered to such named Person or Persons within a reasonable time, not to exceed three (3) Business Days after the date on which this Warrant has been duly exercised in accordance with the terms of this Warrant. The Company hereby represents and warrants that any Shares or shares of Non-Voting Common Stock issued upon the exercise of this Warrant in accordance with the provisions of Section 3 will, upon such exercise, be duly and validly authorized and issued, fully paid and nonassessable and free from all taxes, liens and charges (other than liens or charges created by the Warrantholder or taxes in respect of any transfer occurring contemporaneously therewith). The Company agrees that the Shares or shares of Non-Voting Common Stock so issued will be deemed to have been issued to the Warrantholder as of the close of business on the date on which this Warrant and payment of the Exercise Price are delivered to the Company in accordance with the terms of this Warrant, notwithstanding that the stock transfer books of the Company may then be closed or certificates representing such Shares or shares of Non-Voting Common Stock may not be actually delivered on such date. The Company will (i) for so long as the Common Stock is listed on a national securities exchange, use its reasonable best efforts to procure, at its sole expense, the listing of the Shares and other securities that are otherwise listed on a national securities exchange issuable upon exercise of this Warrant, including but not limited to those Shares of Common Stock issuable pursuant to Section 13 of this Warrant, subject to issuance or notice of issuance on all stock exchanges on which the Common Stock are then listed or traded and (ii) maintain the listing of such Shares after issuance. The Company will use commercially reasonable efforts to ensure that the Shares or Non-Voting Common Stock may be issued without violation of any applicable law or regulation or of any requirement of any securities exchange on which the Shares or Non-Voting Common Stock are listed or traded.

5.	No Fractional Shares or Scrip. No fractional Shares or shares of Non-Voting Common Stock or scrip representing fractional Shares or shares of Non-Voting Common Stock shall be issued upon any exercise of this Warrant. In lieu of any fractional Share or share of Non-Voting Common Stock to which the Warrantholder would otherwise be entitled, the Warrantholder shall be entitled to receive a cash payment equal to the Market Price of the Common Stock less the Exercise Price for such fractional share.

6.	No Rights as Shareholders Prior to Exercise; Transfer Books.

(A)	This Warrant does not entitle the Warrantholder to any voting rights or other rights as a shareholder of the Company prior to the date of exercise hereof.

(B)	The Company will at no time during normal business hours close its transfer books against transfer of this Warrant in any manner which interferes with the timely exercise of this Warrant.

7.	Charges, Taxes and Expenses. Issuance of certificates for Shares or shares of Non-Voting Common Stock to the Warrantholder upon the exercise of this Warrant shall be made without charge to the Warrantholder by the Company for any issue or transfer tax or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company.

8.	Transfer/Assignment.

(A)	Subject to compliance with clause (B) of this Section 8, without obtaining the consent of the Company to assign or transfer this Warrant, this Warrant and all rights hereunder are transferable, in whole or in part, upon the books of the Company by the registered holder hereof in person or by duly authorized attorney, and a new warrant shall be made and delivered by the Company, of the same tenor and date as this Warrant but registered in the name of the transferee, upon surrender of this Warrant, duly endorsed, to the office or agency of the Company described in Section 3. All expenses (other than transfer taxes and other charges imposed on the Warrantholder by any Governmental Entity) and other charges payable in connection with the preparation, execution and delivery of the new warrants pursuant to this Section 8 shall be paid by the Company.

(B)	Notwithstanding the foregoing, this Warrant and any rights hereunder, and any Shares or shares of Non-Voting Common Stock issued upon exercise of this Warrant, shall be subject to the applicable Transfer restrictions as set forth in Section 4.2 and Section 4.5 of the Securities Purchase Agreement.

9.	Exchange and Registry of Warrant. This Warrant is exchangeable, upon the surrender hereof by the Warrantholder to the Company, for a new warrant or warrants of like tenor and representing the right to purchase the same aggregate number of Shares or Non-Voting Common Stock. The Company shall maintain a registry showing the name and address of the Warrantholder as the registered holder of this Warrant. This Warrant may be surrendered for exchange or exercise, in accordance with its terms, at the office of the Company, and the Company shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.

10.	Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this

Warrant, and in the case of any such loss, theft or destruction, upon receipt of an indemnity or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Company shall make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new Warrant of like tenor and representing the right to purchase the same aggregate number of Shares or shares of Non-Voting Common Stock as provided for in such lost, stolen, destroyed or mutilated Warrant.

11.	Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding day that is a Business Day.

12.	Rule 144 Information. The Company covenants that if and for so long as the Company is subject to the reporting requirements of the Exchange Act, the Company shall take such measures and file such information, documents and reports as shall be required by the SEC as a condition to the availability of Rule 144 (or any successor provision) under the Securities Act. Upon the request of any Warrantholder, the Company will deliver to such Warrantholder a written statement that it has complied with such requirements.

13.	Adjustments and Other Rights. The Exercise Price and the number of Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as follows; provided, that no single event shall be subject to adjustment under more than one subsection of this Section 13 so as to result in duplication:

(A)	Common Stock Issued at Less than the Applicable Price. If the Company issues or sells any Common Stock other than Excluded Stock, without consideration or for consideration per share less than the Applicable Price, then the Exercise Price in effect immediately prior to each such issuance or sale will immediately (except as provided below) be reduced to the price determined by multiplying the Exercise Price in effect immediately prior to such issuance or sale by a fraction, (x) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issuance or sale plus (2) the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of such additional shares of Common Stock so issued or sold would purchase at the Applicable Price, and (y) the denominator of which shall be the number of shares of Common Stock outstanding immediately after such issuance or sale. In such event, the number of shares of Common Stock issuable upon the exercise of this Warrant shall be increased to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment and (2) the Exercise Price in effect immediately prior to the issuance or sale giving rise to this adjustment, by (y) the new Exercise Price determined in accordance with the immediately preceding sentence. For the purposes of any adjustment of the Exercise Price and the number of Shares issuable upon exercise of this Warrant pursuant to this Section 13(A), the following provisions shall be applicable:

(i)	In the case of the issuance or sale of Common Stock for cash, the amount of the consideration received by the Company shall be deemed to be the amount of the gross cash proceeds received by the Company for such Common Stock before deducting therefrom any underwriting discounts or commissions allowed, paid or incurred by the Company for any underwriting or placement agent fees or otherwise in connection with the issuance and sale thereof or placement of such Common Stock.

(ii)	In the case of the issuance or sale of Common Stock (otherwise than upon the conversion of shares of Capital Stock or other securities of the Company) for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board, after deducting therefrom any discounts or commissions allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof, provided, however, that such per share fair value as determined by the Board shall not exceed the lesser of (1) the Market Price of the Common Stock on the last trading day immediately preceding such issuance, (2) the date of Board approval of such issuance or (3) the date of first announcement of such issuance.

(iii)	In the case of the issuance of (x) options, warrants or other rights to purchase or acquire Common Stock, including Non-Voting Common Stock (whether or not at the time exercisable) or (y) securities by their terms convertible into or exchangeable for Common Stock (whether or not at the time so convertible or exchangeable) or options, warrants or rights to purchase such convertible or exchangeable securities (whether or not at the time exercisable), the adjustment, if any, shall be made at the time of the issuance of shares of Common Stock or Non-Voting Common Stock upon the exercise, conversion or exchange thereof, as applicable, and the consideration received by the Company for purposes of the calculation of such adjustment shall equal (determined in the manner provided in Section 13(A)(i) and (ii)), the sum of any (a) consideration received by the Company upon the original issuance or sale of such options, warrants, rights, or convertible or exchangeable securities, plus (b) payments or other consideration actually received by the Company upon exercise, conversion or exchange of such options, warrants, rights, convertible or exchangeable securities that are so converted or exchanged.

(iv)

If the Company shall declare a dividend or make a distribution upon the Common Stock or Non-Voting Common Stock of the Company payable in (1) options, warrants or other rights to purchase or acquire Common Stock (whether or not at the time exercisable) or (2) securities by their terms convertible into or exchangeable for Common Stock (whether or not at the time so convertible or exchangeable) or options, warrants or rights to purchase such convertible or exchangeable securities (whether or not at the time exercisable), then for purposes of this Section 13(A), such security or securities payable in such dividend or distribution, as the case may be, shall be deemed to have been issued or sold without consideration.

(B)	Stock Splits, Subdivisions, Reclassifications or Combinations. If the Company shall (i) declare a dividend or make a distribution on its Common Stock in shares of Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding Common Stock into a smaller number of shares, the number of Shares issuable upon exercise of this Warrant at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the Warrantholder after such date shall be entitled to purchase the number of shares of Common Stock which such holder would have owned or been entitled to receive after such date had this Warrant been exercised immediately prior to such date. In such event, the Exercise Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment and (2) the Exercise Price in effect immediately prior to the record or effective date, as the case may be, for such dividend, distribution, subdivision, combination or reclassification giving rise to this adjustment by (y) the new number of Shares issuable upon exercise of this Warrant determined pursuant to the immediately preceding sentence.

(C)

Other Distributions. In case the Company shall fix a record date for the making of a distribution to all holders of shares of its Common Stock (i) of shares of any class other than its Common Stock, (ii) of evidence of indebtedness of the Company or any Subsidiary, (iii) of assets (excluding Ordinary Cash Dividends, and dividends or distributions referred to in Sections 13(A)(iv) or 13(B)), or (iv) of rights or warrants (excluding those referred to in Sections 13(A)(iii)), in each such case, the Exercise Price in effect prior thereto shall be reduced immediately thereafter to the price determined by dividing (x) an amount equal to the difference resulting from (1) the number of shares of Common Stock outstanding on such record date multiplied by the Exercise Price per Share on such record date, less (2) the fair market value (as reasonably determined by the Board) of said shares or evidences of indebtedness or assets or rights or warrants to be so distributed, by (y) the number of shares of Common Stock outstanding on such record date; such adjustment shall be made successively whenever such a record date is fixed. In such event, the number of shares of Common Stock issuable upon the exercise of this Warrant shall be increased to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment, and (2) the Exercise Price in effect immediately prior to the issuance giving rise to this adjustment by (y) the new Exercise Price determined in accordance with the immediately preceding sentence. In the event that such distribution is not so made, the Exercise Price and the number of Shares issuable upon exercise of this Warrant then in effect shall be readjusted, effective as of the date when the Board determines not to distribute such shares, evidences of indebtedness, assets, rights or warrants, as the case may be, to the Exercise Price that would then be in effect and the number of Shares that would then be issuable upon exercise of this Warrant if such record date had not been fixed.

(D)	Certain Repurchases of Common Stock. In case the Company effects a Pro Rata Repurchase of Common Stock for cash with a per share purchase price greater than or equal to the Applicable Price, or for other consideration whose fair market value per share (as reasonably determined by the Board) is greater than or equal to the Applicable Price, then the Exercise Price shall be reduced to the price determined by multiplying the Exercise Price in effect immediately prior to the closing date of such Pro Rata Repurchase by a fraction of which the numerator shall be (i) the product of (x) the number of shares of Common Stock outstanding immediately before such Pro Rata Repurchase and (y) the Market Price of a share of Common Stock on the trading day immediately preceding the first public announcement by the Company of the intent to effect such Pro Rata Repurchase, minus (ii) the aggregate purchase price of the Pro Rata Repurchase, and of which the denominator shall be the product of (i) the number of shares of Common Stock outstanding immediately prior to such Pro Rata Repurchase minus the number of shares of Common Stock so repurchased and (ii) the Market Price per share of Common Stock on the trading day immediately preceding the first public announcement of such Pro Rata Repurchase. In such event, the number of shares of Common Stock issuable upon the exercise of this Warrant shall be increased to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment, and (2) the Exercise Price in effect immediately prior to the Pro Rata Repurchase giving rise to this adjustment by (y) the new Exercise Price determined in accordance with the immediately preceding sentence.

(E)

Business Combinations. In case of any Business Combination or reclassification of Common Stock (other than a reclassification of Common Stock referred to in Section 13(B)), any Shares issued or issuable upon exercise of this Warrant after the date of such Business Combination or reclassification, shall be exchangeable for the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such Business Combination or reclassification) upon exercise of this Warrant immediately prior to the consummation of such Business Combination or reclassification would have been entitled upon the consummation of such Business Combination or reclassification; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the Warrantholder shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the exercise of this Warrant. In determining the kind and amount of stock, securities or the property receivable upon consummation of such Business Combination, if the holders of Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of such Business Combination, then the

Warrantholder shall have the right to make a similar election upon exercise of this Warrant with respect to the number of shares of stock or other securities or property which the Warrantholder will receive upon exercise of this Warrant.

(F)

Rounding of Calculations; Minimum Adjustments. All calculations under this Section 13 shall be made to the nearest one-tenth ( 1/10th) of a cent or to the nearest one-hundredth ( 1/100th) of a share, as the case may be. Any provision of this Section 13 to the contrary notwithstanding, no adjustment in the Exercise Price or the number of Shares into which this Warrant is exercisable shall be made if the amount of such adjustment would be less than $0.01 or one-tenth ( 1/10th) of a share of Common Stock, respectively, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or  1/10th of a share of Common Stock, respectively, or more.

(G)	Timing of Issuance of Additional Common Stock Upon Certain Adjustments. In any case in which the provisions of this Section 13 shall require that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event (i) issuing to the Warrantholder of this Warrant exercised after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such exercise by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such exercise before giving effect to such adjustment and (ii) paying to such Warrantholder any amount of cash in lieu of a fractional share of Common Stock; provided, however, that the Company upon request shall deliver to such Warrantholder a due bill or other appropriate instrument evidencing such Warrantholder’s right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

(H)	Statement Regarding Adjustments. Whenever the Exercise Price or the number of Shares into which this Warrant is exercisable shall be adjusted as provided in Section 13, the Company shall forthwith file at the principal office of the Company a statement showing in reasonable detail the facts requiring such adjustment and the Exercise Price that shall be in effect and the number of Shares into which this Warrant shall be exercisable after such adjustment, and the Company shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each Warrantholder at the address appearing in the Company’s records.

(I)

Notice of Adjustment Event. In the event that the Company shall propose to take any action of the type described in this Section 13 (but only if the action of the type described in this Section 13 would result in an adjustment in the Exercise Price or the number of Shares into which this Warrant is exercisable or a change in the type of securities or property to be delivered upon exercise of this Warrant), the Company shall give notice to the Warrantholder, in the manner set forth in Section 13(H), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Exercise Price and the number, kind or class of shares or other securities or property which shall be deliverable upon exercise of this Warrant. In the case of any action which would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 15 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

(J)	No Impairment. The Company will not, by amendment of its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in taking of all such action as may be necessary or appropriate in order to protect the rights of the Warrantholder.

(K)	Proceedings Prior to Any Action Requiring Adjustment. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 13, the Company shall use its reasonable best efforts to take actions which may be necessary, including obtaining regulatory, New York Stock Exchange or stockholder approvals or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and nonassessable all shares of Common Stock that the Warrantholder is entitled to receive upon exercise of this Warrant pursuant to this Section 13. Provided that the Company shall have complied with its obligations hereunder, including the foregoing sentence, the Company shall not be obligated to take any action under this Warrant that the Company, after consultation with outside counsel, determines would violate any law or regulation to which the Company is then subject.

(L)	Adjustment Rules. Any adjustments pursuant to this Section 13 shall be made successively whenever an event referred to herein shall occur. If an adjustment in Exercise Price made hereunder would reduce the Exercise Price to an amount below par value of the Common Stock, then such adjustment in Exercise Price made hereunder shall reduce the Exercise Price to the par value of the Common Stock. If any adjustment would violate or result in a violation by the Company or the holder of this Warrant of any applicable law, rule or regulation applicable to the Company or the provisions of Section 3.6 of the Securities Purchase Agreement and the provisions of Section 3 of this Warrant do not apply, then effectiveness of such adjustment shall be suspended or delayed until such violation or conflict no longer exists.

14.

Determination of Market Price. Upon each determination of Market Price or fair market value, as the case may be, hereunder, the Company shall promptly give notice thereof to the Warrantholder, setting forth in reasonable detail the calculation of such Market Price or fair market value, and the method and basis of determination thereof, as the case may be. If the Warrantholder (or if there is more than one Warrantholder, a majority in interest of Warrantholders) shall disagree with such determination and shall, by notice to the Company given within fifteen (15) days after the Company’s notice of such determination, elect to dispute such determination, such dispute shall be resolved in accordance with this Section 14. In the event that a determination of Market Price, or fair market value (if such determination solely involves Market Price), is disputed, such dispute shall be submitted, at the Company’s expense, to a New York Stock Exchange member firm selected by the Company and acceptable to the Warrantholder, whose determination of Market Price or fair market value, as the case may be, shall be binding on the Company and the Warrantholder. In the event that a determination of fair market value, other than a determination solely involving Market Price, is disputed, such dispute shall be resolved by a majority vote of the members of the Board that were not nominated by, and are not employed by or otherwise affiliated with, the Warrantholder or Citigroup Inc.

15.	Reservation of Sufficient Stock. The Company will at all times reserve and keep available, out of its authorized capital stock, a sufficient number of shares of Common Stock and Non-Voting Common Stock for the purpose of providing for the exercise of this Warrant for Common Stock or Non-Voting Common Stock.

16.	No Cash Settlement. Except as expressly set forth in Section 5 hereof, nothing in this Warrant shall require the Company to effect cash settlement of this Warrant or to pay a penalty other than remedies available at law or equity.

17.	Governing Law. This Warrant shall be binding upon any successors or assigns of the Company. This Warrant shall constitute a contract under the laws of New York and for all purposes shall be construed in accordance with and governed by the laws of New York, without giving effect to the conflict of laws principles other than Section 5-1401 of the New York General Obligations Law.

18.	Attorneys’ Fees. In any litigation, arbitration or court proceeding between the Company and the Warrantholder as the holder of this Warrant relating hereto, the prevailing party shall be entitled to reasonable attorneys’ fees and expenses incurred in enforcing this Warrant.

19.	Amendments. This Warrant may be amended and waivers of observance of the terms hereof may be granted only with the written consent of the Company and the Warrantholder (or if there is more than one Warrantholder, a majority in interest of Warrantholders), and the observance of any term of this Warrant may be waived only with the written consent of the party against whom (or all Warrantholders in the case of a waiver by a majority in interest of Warrantholders) the waiver is to be effective.

20.

Notices. All notices hereunder shall be in writing and shall be effective (A) on the day on which delivered if delivered personally or transmitted by telex or telegram or telecopier with evidence of receipt, (B) one Business Day after the date on which the same is delivered to a nationally recognized overnight courier service with evidence of receipt, or

(C) five Business Days after the date on which the same is deposited, postage prepaid, in the U.S. mail, sent by certified or registered mail, return receipt requested, and addressed to the party to be notified at the address indicated in the Securities Purchase Agreement for the Company, or at the address for the Warrantholder set forth in the registry maintained by the Company pursuant to Section 9, or at such other address and/or telecopy or telex number and/or to the attention of such other person as the Company or the Warrantholder may designate by ten-day advance written notice.

21.	Prohibited Actions. The Company agrees that it will not take any action which would entitle the Warrantholder to an adjustment of the Exercise Price if the total number of shares of Common Stock or Non-Voting Common Stock issuable after such action upon exercise of this Warrant, together with all shares of Common Stock or Non-Voting Common Stock, as applicable, then outstanding and all shares of Common Stock or Non-Voting Common Stock, as applicable, then issuable upon the exercise of all outstanding options, warrants, conversion and other rights, would exceed the total number of shares of Common Stock or Non-Voting Common Stock, as applicable, then authorized by its certificate of incorporation.

22.	Entire Agreement. This Warrant and the forms attached hereto, the Securities Purchase Agreement and the Registration Rights Agreement contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements or undertakings with respect thereto.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by a duly authorized officer.

Dated: April 15, 2010

PRIMERICA, INC.

By:	/s/ Peter W. Schneider
	Name:	Peter W. Schneider
	Title:	Executive VP and Secretary

Attest:

By:	/s/ Stacey K. Geer
Name:	Stacey K. Geer
Title:	SVP & Assistant Secretary

Acknowledged and Agreed:

WARBURG PINCUS
X PARTNERS, L.P.

By:	Warburg Pincus X L.P., its general partner

By:	Warburg Pincus X LLC, its general partner

By:	Warburg Pincus Partners LLC, its sole member

By:	Warburg Pincus & Co., its managing member

By:	/s/ Daniel Zilberman
	Name:	Daniel Zilberman
	Title:	Managing Director

ANNEX A

Form Of Notice Of Exercise

Date:

TO: Primerica, Inc.

RE: Election to Subscribe for and Purchase Common Stock or Non-Voting Common Stock

The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby agrees to subscribe for and purchase the number of shares of the Common Stock and the number of shares of the Non-Voting Common Stock set forth below covered by such Warrant. The undersigned, in accordance with Section 3 of the Warrant, hereby agrees to pay the aggregate Exercise Price for such shares of Common Stock and Non-Voting Common Stock in the manner set forth below. A new warrant evidencing the remaining shares of Common Stock covered by such Warrant, but not yet subscribed for and purchased, should be issued in the name set forth below. If the new warrant is being transferred, an opinion of counsel is attached hereto with respect to the transfer of such warrant.

Number of Shares of Common Stock:

Number of Shares of Non-Voting Common Stock:

Method of Payment of Exercise Price:

Name and Address of Person to be

Issued New Warrant:

Holder:

By:
Name:
Title:

ANNEX B

Form of Assignment

FOR VALUE RECEIVED the undersigned registered owner of this Warrant hereby sells, assigns and transfers unto the assignee(s) named below all of the rights of the undersigned under this Warrant, with respect to the number of shares of Common Stock set forth below and confirms that such sale, assignment and transfer complies with the requirements of Section 8 of the Warrant and by doing so, hereby irrevocably instructs Primerica, Inc. to issue a new warrant to such assignee(s) pursuant to Section 8 of the Warrant

Name and Address of Assignee	No. of Shares of Common Stock With Respect to Which Warrant is Assigned

and does hereby irrevocably constitute and appoint                                          attorney-in-fact to register such transfer onto the books of Primerica, Inc. maintained for the purpose, with full power of substitution in the premises.

Dated:	Print Name:

Signature:	Witness:

NOTICE:	The signature on this assignment must correspond with the name as written upon the face of the within Warrant in every particular, without alteration or enlargement or any change whatsoever.